EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-109145, 333-127726, 333-162434, 333-165757 and 333-175019) on Form S-8 and No. 333-192696 on Form S-3 of Advanced Cell Technology, Inc. and subsidiary (collectively, the “Company”) of our reports dated April 1, 2014, relating to our audits of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

Our report dated April 1, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expressed an opinion that the Company had not maintained effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/SingerLewak LLP

Los Angeles, California

April 1, 2014